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Exhibit 10.8

[LOGO]

AGCN(TM)
MEMBER
AGREEMENT

                              Spot Market - Minutes

1. Introduction.

      The AGCN is a clearinghouse for the sale and purchase of telecommunication services by and between telecommunication carriers, internet telephony service providers, prepaid card service providers, and others. The AGCN is operated by Arbinet Communications, Inc. (Arbinet(TM)) It is understood and agreed by entities who use the AGCN to obtain telecommunications service that Arbinet's operation of the AGCN does not constitute the provision by Arbinet of telecommunications of common carrier services. Compliance with all applicable legal and regulatory requirements governing the provision of telecommunication services bought or sold through the AGCN is the responsibility of those telecommunication carriers whose services are made available through the AGCN.

      This Agreement contains important information regarding the terms and conditions which apply to your membership with the Arbinet Global Clearing Network(TM) (AGCN(TM)). PLEASE READ THIS AGREEMENT CAREFULLY and retain it for future reference. Please note that the information contained herein is subject to change without notice.

      In consideration for Arbinet approving your Membership Application and allowing you access to the AGCN, you agree to the terms and conditions contained in this Agreement, as amended from time to time.

      Arbinet may amend this Agreement at any time by posting the amended terms at www.agcn.net. The amended terms shall automatically be effective ____ days after they are initially posted on our site. This Agreement may not be otherwise amended except in a writing signed by both parties. Member agrees that notification of changes to these Terms and Conditions by virtue of posting on the Arbinet or AGCN website constitute reasonable notice. This Agreement was last revised on June 28, 1999.

      Members may only begin trading through the AGCN after they have agreed in writing to accept the terms and conditions of this Agreement. Such acceptance must be received by a certified representative of Arbinet prior to the commencement of any authorized AGCN trading activities.

2. Definitions.

      The following terms as used in this Agreement have the meanings given to such terms in this Section 2.

      AGCN Node means Any Arbinet owned or operated interconnect facility that provides a

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            Member with the ability to route call traffic through or in conjunction with the AGCN.

      Answer Seizure Ratio or ASR means on a route or destination code basis, and during a specified time interval, the ratio of the number of seizures that result in an answer signal, to the total number of seizures. (As defined by the International Telecommunications Union, ITU-T Terms and Definitions of Traffic Engineering 3/93).

      An Associate Member is defined as any person or entity that has been approved by Arbinet to view-only the Buy and Sell Orders through the AGCN.

      Buying Members means any Member which offers to buy or buys any telecommunications services through the AGCN.

      E1 Facility means European digital signal level; 2.048 Mbits/s.

      A Member is defined as any person or entity that has registered to buy and/or sell telecommunication services through the AGCN and has been approved by Arbinet as a trader of telecommunication services through the AGCN, and whose network is capable of routing a call through or in conjunction with an AGCN Node.

      Post Dialing Delay or PDD means time interval between the end of dialing by the user and the reception by him of the appropriate tone or recorded announcement, or the abandonment of the call without tone. (As defined by the International Telecommunications Union, ITU-T Terms and Definitions of Traffic Engineering 3/93).

      Selling Members means any Member which offers for sale or sells any telecommunications services through the AGCN.

      T1 Facility means transmission at DS-1, 1.544 Mbits/s.

      Voice Quality of Service or VQOS means Arbinet's three state (A, B, C) scale of rating the average overall voice quality of a seized call during a specified time interval.

3. Eligibility for Membership

      Our services are available only to entities that can form legally binding contracts under applicable law. If you do not qualify, please do not use our services. Arbinet may refuse its services or membership to the AGCN to anyone at any time, in its sole discretion.

4. Arbinet is Only a Venue.

      The AGCN acts as the venue for sellers and for buyers to sell and buy telecommunication services. We are not involved in the actual transaction between buyers and sellers. As a result, we have no control over the quality, safety or legality of the items advertised, the truth or accuracy of any information provided, the ability of sellers to sell items or the ability of buyers to buy items. We cannot and do not control whether or not sellers will complete the sale of items they offer or buyers will complete the purchase of items they


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            have agreed to purchase. In the event that you have a dispute with one or more Members, you release Arbinet (and our agents and employees) from claims, demands and damages (actual and consequential) of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way connected with any such dispute.

5. No Advice.

      Members acknowledge that Arbinet will not provide Members with any legal, tax or accounting advice or advice regarding the appropriateness, suitability or profitability of any transaction which Members undertake on or through the AGCN. Members also acknowledge that Arbinet's employees are not authorized to give any such advice and that Members will not solicit or rely upon any such advice from Arbinet or any of its employees. Arbinet and its officers, directors, employees, agents and affiliates will have no liability with respect to any transaction which Members undertake on or through the AGCN.

      Arbinet or its agent(s) will evaluate each membership application and Agreement individually. Arbinet reserves the right to impose such financial risk reduction management conditions on Members as detailed in the AGCN Risk Management Policy (attached hereto as Addendum "A" and as amended from time to time), including, but not limited to, requiring security deposits, advance payments and letters of credit, as Arbinet deems necessary and appropriate. Arbinet reserves the right to reject any membership application.

      The AGCN Risk Management Policy may be posted at website address www.agcn.net. Changes to such policy will be reflected in the posted policy seven days before such changes take effect. Purchaser agrees that notification of Risk Management Policy changes by posting a revised policy on the AGCN website shall constitute reasonable notice of such changes and agrees to comply with such policy as amended from time to time.

6. Member Responsibilities.

      A. General

      Member shall perform its obligations under this Agreement and use the AGCN in a manner consistent with applicable law, and shall not use the AGCN, or permit the AGCN to be used, for any illegal purpose or in any other unlawful manner. Any Member's transmission of any and all material (including, but not limited to, copyrighted material or material protected by trade secrets) in violation of any federal, state or local law, order or regulation is prohibited.

      Member is responsible for provision of, and expenses associated with, installation of all interconnection facilities and maintenance of such facilities, and other actions necessary for it to use the AGCN.


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      Each Member acknowledges that it is solely responsible for the security and confidentiality of any information transmitted through the AGCN and that neither Arbinet nor any other Member will make any effort to confirm the security or confidentiality of such Member's information.

      Arbinet will not be responsible for any losses or damages resulting from delay's non-deliveries, misdeliveries, or service interruption.

      Any Member offering to buy or sell services through the AGCN website represents that it possesses all requisite legal and regulatory authority to buy or sell such services at the rate and route characteristics specified by it. Offers to sell services by Members constitute a guarantee that the Member will meet all service characteristics, including but not limited to, quality characteristics, posted on the AGCN.

      B. Selling Members

      A Selling Member shall use its best efforts to verify that all services provided through the AGCN meet or exceed all AGCN [and self defined quantitive and qualitative] service standards and route characteristics posted for and by Selling Members or Arbinet on the AGCN.

      A Selling Member must use its best efforts to quantify maximum available minute capacity for each route employing an estimated formula of 250,000 minutes per month per T1 Facility and 300,000 minutes per month per E1 Facility. It is the sole responsibility of the Selling Member to maintain accurate capacity information on each individual route offered by such Member through the AGCN.

      A Selling Member must use its best efforts to quantify average Post Dial
            Delay. The time period over which average PDD shall be calculated daily using a twenty-four (24) hour period commencing at 12:00 am
            (GMT) and concluding at 11:59 pm [(GMT). Further, all Selling Members must make best effort to quantify average Answer Seizure Ratio. The time period over which average PDD shall be calculated daily using a twenty-four (24) hour period commencing at 12:00 am
            (GMT) and concluding at 11:59 pm (GMT).

      A Selling Member must use its best efforts to qualify average Voice
            Quality of Service. The time period over which average PDD shall be calculated daily using a twenty-four hour period commencing at 12:00 am (GMT) and concluding at 11:59 pm. The system and rating formula to be employed is as follows:

                    VQOS Rating     Route Characteristics
                    -----------     ---------------------

                         A Little or no background noise, no echo, no delay.

                         B 25% or more of calls contain one of the following--background noise, echo, delay.

                         C          50% or more of the calls contain one of the


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                                    following--background noise, echo, delay.

      C. Buying Members. [Note to Arbinet: Please advise whether Buying Members should be required to make any undertakings]

7. Member Acknowledgments

      Each Member hereby acknowledges and agrees as follows:

            Arbinet assumes no liability for any delays or errors in trade execution or for misrouting of any telecommunications services bought or sold by any Member through the AGCN, irrespective of cause. Members agree to hold Arbinet harmless from liability for any errors or delays in trade execution, including errors as to prices quoted by other Members.

            Sell prices posted on the AGCN represent the rates for Member calls transiting through AGCN Nodes and are based on Member orders. Members understand that other Members may make available limited capacity at specified prices, and that a price displayed on the AGCN may not be available for all calls of similar characteristics at all times.

            [Arbinet may test route characteristics both routinely and as a result of Member complaints. Where incongruities are identified between posted route characteristics and the Member's provided route, Arbinet will perform appropriate tests and render a final decision on what mitigation, if any, is required. Any fees associated with such testing will be levied against applicable Members in accordance with AGCN Fee Schedule (set forth in Appendix One attached hereto).]1/

            Arbinet may, in its sole discretion, modify the stated quality characteristics of any AGCN sell order posted by any Member on the AGCN. Arbinet also may, in its sole discretion, modify any AGCN nodal routing plans so as to ensure that the routing following the quality specified in Member buy orders as modified by Arbinet.

            Arbinet may, in its sole discretion, suspend or terminate any
                  Member's right to buy or sell services through the AGCN, including removal of and declination to list any offer of any Member to buy or sell services; revoke any Member's participation in the AGCN at any time; and/or arrange for disconnection of any Member's facilities interconnected with any AGCN Node, without prior notice. All expenses incurred by any Member as a result of such disconnection shall be responsibility of such Member. Arbinet shall use reasonable efforts to provide a Member whose facilities are to be disconnected with advance notice of disconnection.

--------
 1/  Please advise whether this is a appropriate.


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      Arbinet will undertake reasonable efforts to protect the identity of
            Members. Arbinet may, in its discretion, share information with other entities as necessary in monitoring the conduct of Members with regard to their participation in the AGCN.

8. Payment/Settlement

      Members agree to pay the applicable AGCN fees as specified in the AGCN Fee
            Schedule attached hereto as Appendix One as amended from time to time. All Fees will be deducted from payments distributed by Arbinet to Selling Members, and added to the invoices presented by Arbinet to Buying Members. Arbinet reserves the right to modify, impose new, or remove fees from the AGCN Fee Schedule upon five (5) business days notice to Members. The AGCN Fee Schedule changes will be posted at website address www.agcn.net five (5) business days prior to taking effect. Purchaser agrees that notification of fee schedule changes by posting such notice on the AGCN website shall constitute reasonable notice.

      All traffic purchased or sold through the AGCN will be rated based on call durations measured by a 30-second minimum period followed by six (6) second billing increments. In certain circumstances, as posted in Member buy and sell orders, call durations may be measured by a one-minute minimum period followed by one-minute increments. Arbinet, at its discretion, may, from time to time, introduce additional call duration measurement intervals.

      All calculations and ratings of calls will be performed to the one hundred thousandth (xx.xxxxx) of a cent. Final settlements will be rounded up to the nearest one hundredth of a cent (xx.xx).

      Payment between Arbinet and Members will be settled twice monthly, the fifteenth and the last day of each month (each a Settlement Date). Arbinet will present settlement statements to Members within five
            (5) business days of the end of each Settlement Date. Payments to and from Arbinet will be due within five (5) business days of the applicable settlement statement (each a Payment Date). All amounts owed to Arbinet by Members that remain unpaid on the applicable Payment Date will bear interest at a rate equal to 18% per annum or the highest amount allowable by applicable law. Members disputing settlement charges must provide Arbinet with notice of the dispute and accompanying documentation to support each claim within five (5) business days of the applicable Payment Date. Notification of such disputes does not relieve Members from their obligation to remit settlement payments in full as designated by the applicable Settlement Statement on or prior to the applicable Payment Date. Arbinet will work with Members in good faith to investigate and resolve all such settlement disputes for which it receives timely notification. Set-offs amounts, if any, will be applied to the Member's succeeding monthly statement. Arbinet reserves the right to reconcile Settlement Statements at any time for a period of six (6) months after the original Settlement Statement has been issued.

      Settlement Statements will be provided to Members either by next-day mail and/or, the billing e-mail addresses provided to Arbinet at the time of registration of such Member.


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      Unless otherwise stated, all fees are quoted in U.S. Dollars. Members are responsible for paying all applicable taxes and for other costs Members incur to bid, buy, sell or access Arbinet servers or the AGCN. All settlement payments between Members and Arbinet shall be made via US Funds in the form of corporate check, wire transfer, or electronic funds transfer. Members requiring the use of certified checks shall be charged for the additional expense incurred by Arbinet in processing such checks.

9. Miscellaneous

      Should discrepancies exist as a result of multiple contracts between Arbinet and Member, the current as defined by the terms herein and as posted at website address www.agcn.net from time to time shall govern, supercede and be employed as the sole determinant for all resolution.

      Nothing in this Agreement is intended to create any agency, partnership, or joint venture arrangement between AGCN and any Member, nor are there to be any third party beneficiaries under this Agreement.

      Arbinet makes NO EXPRESS WARRANTIES AND DISCLAIMS ALL IMPLIED WARRANTIES,
            INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS, with regard to the quality, capacity, availability, reliability, or other characteristics of any service offered by any Member over the AGCN. Upon being notified by Members of complaints regarding any service obtained through the AGCN, Arbinet may investigate and modify information posted on the AGCN where appropriate.

      Members agree to indemnify and hold Arbinet harmless for any and all errors in information, including pricing information, provided through the AGCN, including information posted on the AGCN website. Members further agree to indemnify and hold Arbinet harmless from and against any and all claims against Arbinet made by any person arising out of or related to any offer or transaction resulting from any transaction made by any Member through the AGCN. The scope of this indemnification shall include, but shall not be limited to, reasonable attorneys' fees and other costs incurred by Arbinet in the defense or resolution (including settlement) of any claim.

      Arbinet's obligations under this Agreement are subject to, and it shall not be responsible for, any delays, failure to perform, or operation of the AGCN where such delays or failure are the result of fire, flood, water, the elements, labor disputes or shortages, utility cutailments, power failures, explosions, civil disturbances, war, acts of God, governmental actions, including changes in regulations, tariffs, or rates which make it impossible or impractical for Members to provide the telecommunications services as represented on the AGCN.

      This Agreement is to be enforced under the laws of the State of New York without regard to conflict of law principles. Members hereby consent to the exclusive jurisdiction of federal or sate courts located in the County of New York, with respect to all actions regarding this Agreement or the AGCN.


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      Members shall not transfer or assign this Agreement or their participation in the AGCN to others except upon the written approval of an authorized representative of Arbinet. In the event of such an assignment or transfer, any such assignee shall be subject to and shall execute this Agreement.

      All rights to AGCN intellectual property, including copyrights, patents, software, trademarks, and service marks, as well as websites, and communications nodes, shall remain the sole property of Arbinet.

      Members understand that certain features demonstrated in the tutorial segment of the AGCN may not be available during live trading on the AGCN, and vice versa, and that prices posted in the tutorial segment are for demonstration purposes only.

      This Agreement is made expressly subject to all present and future valid orders and regulations of any regulatory body having jurisdiction over the subject matter hereof and to the laws of the United States of America, any of its states, or any foreign governmental agency having jurisdiction. In the event this Agreement, or any of its provisions, shall be found contrary to or in conflict with any such order, rule, regulation or law, this Agreement shall be deemed modified to the extent necessary to comply with any such order, rule, regulation or law and shall be modified in such a way as is consistent with the form, intent and purpose of this Agreement.

      This Agreement, constitute the entire agreement between Arbinet and Members. Arbinet may modify this agreement at any time upon reasonable notice to Members. The Applicant agrees that posting of such modifications on the AGCN website constitutes reasonable notice. Upon such posting, this Agreement or any of its parts may be modified immediately. New or modified paragraphs shall apply to any and all transactions executed through the AGCN after the effect date of such new or modified terms and conditions.

      Member represents and warrants that: (a) the signatory shown below has the authority to bind the party on whose behalf he/she is signing to the terms of this Agreement; (ii) the execution and delivery of this Agreement and the performance of such party's obligations hereunder have been duly authorized; and (iii) the Agreement is a valid and legal agreement binding on such parties and enforceable in accordance with its terms.


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      All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to be delivered when actually received, when sent by certified mail, return receipt requested, reputable overnight carrier, facsimile, to the address set forth below:

Acknowledged and agreed to as of this _____ day of ___________________.

                                       Member:

                                       By:_____________________________

                                       Printed Name:___________________


                                       Title:__________________________
                                       Address:

                                       Telephone:
                                       Fax:

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                                  APPENDIX ONE

                           AGCN RISK MANAGEMENT POLICY

The following states Arbinet's Risk Management Policy with respect to AGCN members. By subscribing as an AGCN Member, you indicate your agreement to the terms and conditions set forth below.

Candidates for AGCN membership must submit to Arbinet Communications, Inc.
      ("Company") a completed credit application form, a sales and use tax exemption certificate, and a copy of FCC 214 license if applicable. Additionally, the Company's Controller may require a Candidate or a Member to submit audited financial statements.

The AGCN operates two billing cycles, the first to the fifteenth (15th) of each month and the sixteenth (16th) to last day of each month.

Security deposits must be in the form of (a) cash (held in a cash deposit non-interest bearing escrow account), or (b) an irrevocable Letter of Credit (confirmed and payable in USD at the counter of the Company's bank; details provided on request). The security deposit must be not less than 200% of the estimated billing-cycle amount. The Company may require the amount to be adjusted to reflect the actual billed amounts of the Member's trading and transaction activities. Each Member will be able to buy and transact up to an amount not exceeding 70% of their security deposit. An increase to the security deposit will be required whenever the open account balance reaches a threshold of 70% of the security deposit amount. The Company must receive, within 24 hours of the time the threshold is passed (a) a paydown of the balance owed, and/or (b) an appropriate increase in the amount of the security deposit. If neither is received, the Company will restrict the Member's buying activities and associated AGCN node transactions until the security deposit is replenished to 200% of the then-estimated billing-cycle amount.

The Company will bill back to Members for any bank fees charged in the collection of the receivable or any deductions taken by the Member that was not approved in writing by the Company.

Collection of Past Due Accounts:

      Standard Terms: (a) Net 5 days from invoice date. (b) Interest charges will begin on the 8th day from invoice date at 18% annually (1.5%/month).

      It is the responsibility of the Member to notify in writing the Company's collection department the details of any disputed items before the 8th day from the date of invoice so interest is not charged on the amount in dispute. Disputes should be resolved or paid within 15 days from date of invoice unless special consideration warrants additional time.

      Outstanding balances that are not cleared within 15 days will automatically be presented to the Member's bank to draw down on the security deposit, with concomitant effect on the Member's trading floor buying and nodal transaction activities.

      If reasonable collection efforts are unsuccessful in obtaining payments for past due invoices the account, all of the delinquent Member's buying activities will be placed on hold, and associated nodal transactions will be terminated. The Company reserves the right to refer delinquent accounts to an external collection agency.

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                                  APPENDIX ONE

                            AGCN MEMBER FEE SCHEDULE

The following schedule defines fees assessed to Members of the AGCN upon their enrollment and participation with the Arbinet Global Clearing Network(TM).

Registration/Interconnection

         Registration/Set Up:       No charge

         T1/E1 Installation:        Member responsibility

Monthly Recurring

         Port Fee                           $500 Per T1 or E1

Exchange Fees for Calls Transmitted over a Single AGCN Node

         Buyer and Seller each pay 5% of  the Seller Offered Rate

Additional Provisioning Services

         Trunk Group Change         $500 per trunk group change

         Testing Charges (based on seller-requested Arbinet VQoS Testing & Posting)

                                    $250 per batch of 5 individual routes -
                                      Seller
                                    $2,000 per batch of up to 50 individual
                                      routes - Seller
                                    $5,000 per batch of up to 150 individual
                                      routes - Seller
                                    $7,500 per batch of up to 300 individual
                                      routes - Seller

         Compliance Checking (based Member-Requested Compliance Checking)

                                    $100 Per Route - Charged to requester if
                                      route meets or exceeds seller's posted QoS
                                    $100 Per Route - Charged to seller if route
                                      fails to meet seller's posted QoS
                                    $100 Per Route - Charged to seller if route
                                      fails to meet Arbinet's earlier QoS
                                      results.

Reporting

         Custom Reports             Onetime Set Up Fee - Price provided upon
                                    request, based on $150 per programming
                                    hour times the numbers of estimated hours

         Call Detail Records        $x.xx per record provided on CD-ROM

         Late Payment               See separate "AGCN Risk-Management Policy"
                                    document, latest version

         Risk Management            See separate "AGCN Risk-Management Policy"
                                    document, latest version

* Bills & Reports will normally be provided securely on the www.agcn.net
Website.